EXHIBIT 1.2

                              GENETIC VECTORS INC.
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                              CONSULTING AGREEMENT
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                                                    ________________, 2000

Dear Mr. McCabe:

         This will confirm the arrangements, terms and conditions, whereby Mercer Partners, Inc. (hereinafter referred to as "Consultant") has been retained by you to serve as financial consultant and advisor to Genetic Vectors Inc. (hereinafter referred to as the "Company"), on a nonexclusive basis for a period of 24 months commencing on the closing date of the public offering (the "Closing"). The undersigned hereby agree to the following terms and conditions:

         1. CONSULTING SERVICES. Consultant will render financial consulting and advice pertaining to the Company's business affairs as you may from time to time request.

         2. FINANCING. Consultant will assist and represent you in obtaining both short and long-term financing whether from banks or the sale of the Company's debt or equity.

         3. WALL STREET LIAISON. Consultant will when appropriate arrange meetings with individuals and financial institutions in the investment community such as security analysts, portfolio managers, and market makers and representatives of the Company.

         4. COMPENSATION. The Company agrees to pay the Consultant in the aggregate ,the sum of seventy-two thousand ($72,000) Dollars at the rate of Three Thousand ($3,000) Dollars per month payable at the closing of the Offering.

         5. RELATIONSHIP. Nothing herein shall constitute Consultant as employee or agent of the Company except to such extent as might hereafter be agreed upon for a particular purpose. Except as expressly agreed, Consultants shall not have the authority to obligate or commit the Company in any manner whatsoever.

         6. ASSIGNMENT AND TERMINATION. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either the Consultant or the Company nor may this Agreement be terminated by either party for any reason whatsoever without the prior written consent of the other party, which consent may not be arbitrarily withheld by the party whose consent is required.

Very truly yours

Mercer Partners, Inc.


By:
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         Title:
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Agreed and Accepted By:

Genetic Vectors Inc.


By:
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         CEO